Exhibit 99.1

USANA Health Sciences Reports Fourth Quarter and Full-Year Financial Results

  Fourth quarter net sales increased by 2.1% to $232.6 million, but increased by 17.7% excluding the impact of a stronger U.S. dollar and a shorter 13-week reporting period
  Fourth quarter EPS increased by 10.9% to $1.83
  Number of active Associates increased by 20.6% to 421,000
  For the year, net sales increased by 16.2% to a record $918.5 million and EPS increased by 28.2% to a record $7.18
  Initial 2016 net sales and earnings outlook provided

SALT LAKE CITY--(BUSINESS WIRE)--February 9, 2016--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal fourth quarter and year ended January 2, 2016. The Company also provided initial net sales and earnings guidance for 2016.

Financial Performance

For the fourth quarter of 2015, net sales increased to $232.6 million, up 2.1%, compared with $227.9 million in the prior-year period. A stronger U.S. dollar negatively impacted net sales by $16.5 million for the current year quarter. Additionally, the fourth quarter of 2015 was a 13-week quarter, compared to a 14-week quarter in the prior year period. The Company estimates that the extra week in 2014 contributed approximately $16 million to sales for that quarter. Excluding the impact of currency and the extra week of sales in the prior year period, net sales would have increased by 17.7% for the fourth quarter of 2015. Net sales growth was driven by 20.6% growth in the number of active Associates and nearly 10% growth in the number of Preferred Customers.

Net earnings for the fourth quarter increased by 12.5% to $24.0 million, compared with $21.3 million during the prior-year period. Although net earnings increased meaningfully year-over-year, they were below the Company’s expectations, due to higher than anticipated selling, general and administrative expenses and Associate Incentives expenses. Selling, general and administrative expenses were higher than anticipated largely as a result of higher equity compensation expense, while Associate incentives expenses were higher as a result of a greater number of Associates qualifying for incentive trips and contests.

Earnings per diluted share for the fourth quarter increased by 10.9% to $1.83, compared with $1.65 in the prior year period. This increase in earnings per share is the result of higher net earnings. Weighted average diluted shares outstanding were 13.1 million as of the end of the fourth quarter of 2015, compared with 12.9 million in the prior-year period. During the fourth quarter of 2015, the Company repurchased 456,790 shares of common stock for a total investment of $61.2 million.

The Company ended the year with $143.2 million in cash and cash equivalents and no debt. As of February 5, 2016, the Company has invested an additional $44.8 million to repurchase approximately 366,134 shares pursuant to a Rule 10b5-1 plan. As of February 5, 2016, there was $55.2 million remaining under the current share repurchase authorization and a balance of $32 million on the company’s line of credit.

“We finished the year strong and achieved our goal for net sales, despite the significant negative impact from a stronger U.S. dollar and a tough prior year comparable that included an extra week of sales,” said Dave Wentz, USANA’s Co-CEO. “We also generated double-digit customer, earnings, and earnings per share growth in 2015 and in the fourth quarter, despite our decision to invest more aggressively in our strategies for long-term growth.”

Regional Results

Net sales in the Asia Pacific region increased by 5.4% to $172.1 million, despite a negative $11.2 million impact from the strengthening U.S. dollar, and an extra week of sales in the prior year quarter. Within Asia Pacific, net sales:

  Increased by 10.9% in Greater China (15.1% on a constant currency basis);
  Increased by 13.5% in the North Asia region (20.7% on a constant currency basis); and
  Decreased by 7.5% in the Southeast Asia Pacific region (increased by 4.8% on a constant currency basis).

Sales growth in Greater China was driven by 46.6% Associate growth in Mainland China, while sales growth in North Asia resulted from 33.3% Associate growth in South Korea. Finally, customer growth in Southeast Asia Pacific was primarily due to 30.8% Associate growth in Malaysia. The total number of active Associates in the Asia Pacific region increased by 26.1% year-over-year and 5.4% sequentially.

Net sales in the Americas/Europe region decreased by 6.3% to $60.5 million. This decrease was due largely to the negative impact of $5.3 million from the strengthening U.S. dollar and an extra week of sales in the prior year quarter. On a constant currency basis, net sales in this region increased by 1.9% year-over-year. Canada and Mexico generated local currency sales growth of 8.4% and 13.3%, respectively. Both of these markets also reported strong year-over-year customer growth.

“Our growth continues to be driven by momentum in our Asia Pacific region, particularly in Mainland China,” continued Mr. Wentz. “During the quarter, we held our annual China National Meeting in Qingdao, where a record number of Associates were recognized for their achievements. In addition, we officially launched our 20th market in Indonesia during the quarter. We are optimistic about this market for the future. We’re also encouraged by the Associate growth that we are experiencing worldwide, and we expect this to continue during 2016.”

2015 Results

For the year ended January 2, 2016, net sales increased by 16.2% to $918.5 million, compared with $790.5 million in the prior year. This increase in net sales was driven largely by sales and Associate growth in the Company’s Asia Pacific region. Net sales for the full-year 2015 were negatively impacted by $53.6 million due to a strengthening U.S. dollar and an extra week of sales in the prior year. Excluding the impact of currency and the extra week of sales in the prior year, net sales would have increased by 25.6% for the year.

Net earnings for 2015 increased by 23.5% to $94.7 million, compared with $76.6 million in the prior year. This increase resulted primarily from higher net sales. Earnings per share for the year increased by 28.2% to $7.18, compared with $5.60 in the prior year. This increase in earnings per share was attributable to higher net earnings and a lower number of diluted shares outstanding due to the Company’s share repurchases during 2015. Weighted average diluted shares outstanding were 13.2 million for fiscal 2015, compared with 13.7 million for fiscal 2014.

“This was another outstanding year for USANA,” said Kevin Guest, USANA’s Co-CEO. “We generated our 13th consecutive year of record sales and reported our highest net earnings in the history of the company. Importantly, we also reported a record number of active Associates. We believe 2016 will be another outstanding year for USANA as we continue to execute our personalization strategy. In this regard, we have several new product and technology launches planned during the year, which will take USANA’s world-class products to a new level. During the year, we will also make several key investments in our business to support the needs of our growing customer base and create the foundation for future growth.”

Outlook

The Company provided the following consolidated net sales and earnings per share outlook for 2016:

  Consolidated net sales between $1.02 billion and $1.05 billion
  Earnings per share between $7.60 and $8.15

Our outlook reflects:

  A continued negative impact from currency fluctuations, which we estimate will reduce sales by approximately $54 million for the full year;
  Relative gross margin and Associate incentives expense in-line with 2015 operating results;
  An operating margin between 14% and 14.5% as a result of strategic investments in the business; and
  A reduced share count as a result of the company’s active share repurchase program.

Chief Financial Officer Paul Jones, commented, “Our outlook for the top-line projects another year of double-digit sales growth, despite the anticipated negative impact from currency. Our EPS outlook also reflects several strategic investments during the year, including (i) increased research and development investment to drive future product and technology innovation, (ii) investment in information technology systems and infrastructure to support our growing customer base and to further improve the experience of doing business with USANA around the world, and (iii) continued investment in Mainland China. We believe that these investments are essential to support USANA’s recent growth and to achieve both current and longer-term growth objectives.”

Conference Call

The Company has posted the “Management Commentary, Results and Outlook” document on the Company’s website (www.usanahealthsciences.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, February 10, 2016, at 11:00 a.m. Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia and Indonesia. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	3-Jan-15	2-Jan-16	3-Jan-15	2-Jan-16

Net sales	$227,870	$232,585	$790,471	$918,499
Cost of sales	37,516	40,181	140,794	159,682
Gross profit	190,354	192,404	649,677	758,817

Operating expenses
Associate incentives	106,467	103,409	349,044	408,160
Selling, general and administrative	51,249	53,858	184,531	208,995

Earnings from operations	32,638	35,137	116,102	141,662

Other income (expense)	(574)	404	(449)	927
Earnings before income taxes	32,064	35,541	115,653	142,589

Income taxes	10,764	11,574	39,017	47,917

NET EARNINGS	$21,300	$23,967	$76,636	$94,672

Earnings per share - diluted	$1.65	$1.83	$5.60	$7.18
Weighted average shares outstanding - diluted	12,920	13,082	13,689	13,177

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	3-Jan-15	2-Jan-16
Current Assets
Cash and cash equivalents	$111,126	$143,210
Inventories	45,248	66,119
Prepaid expenses and other current assets	34,553	34,935
Total current assets	190,927	244,264

Property and equipment, net	71,164	87,982
Goodwill	17,941	17,432
Intangible assets, net	40,952	38,269
Deferred income taxes	5,933	9,844
Other assets	23,667	25,446
Total assets	$350,584	$423,237

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$7,779	$10,043
Other current liabilities	100,926	121,369
Total current liabilities	108,705	131,412

Other long-term liabilities	1,114	1,151
Deferred income taxes	10,601	9,822

Stockholders' equity	230,164	280,852
Total liabilities and stockholders' equity	$350,584	$423,237

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	3-Jan-15		2-Jan-16		Change from Prior Year		Currency Impact	% Change Excluding Currency Impact
Region

Asia Pacific

Greater China	$103,990	45.6%	$115,342	49.6%	$11,352	10.9%	$(4,367)	15.1%

Southeast Asia Pacific	50,315	22.1%	46,520	20.0%	(3,795)	-7.5%	(6,207)	4.8%

North Asia	9,034	4.0%	10,256	4.4%	1,222	13.5%	(650)	20.7%

Asia Pacific Total	163,339	71.7%	172,118	74.0%	8,779	5.4%	(11,224)	12.2%

Americas and Europe	64,531	28.3%	60,467	26.0%	(4,064)	-6.3%	(5,279)	1.9%

Total	$227,870	100.0%	$232,585	100.0%	$4,715	2.1%	$(16,503)	9.3%

Active Associates by Region (1)
(Unaudited)

	As of
	3-Jan-15		2-Jan-16
Region

Asia Pacific

Greater China	174,000	49.9%	234,000	55.6%

Southeast Asia Pacific	79,000	22.6%	86,000	20.4%

North Asia	11,000	3.1%	13,000	3.1%

Asia Pacific Total	264,000	75.6%	333,000	79.1%

Americas and Europe	85,000	24.4%	88,000	20.9%
Total	349,000	100.0%	421,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	3-Jan-15		2-Jan-16
Region

Asia Pacific

Greater China	3,000	3.7%	4,000	4.5%

Southeast Asia Pacific	12,000	14.8%	13,000	14.6%

North Asia	6,000	7.4%	9,000	10.1%

Asia Pacific Total	21,000	25.9%	26,000	29.2%

Americas and Europe	60,000	74.1%	63,000	70.8%
Total	81,000	100.0%	89,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
or
Media contact:
Dan Macuga, 801-954-7280
Public Relations